Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MONRO, INC.

Under Section 805 of the Business Corporation Law

1.	The current name of the Corporation is Monro, Inc. The Corporation was originally formed under the name Midas Service Corporation, Inc.

2.	The Certificate of Incorporation of the Corporation was filed by the Department of State on October 5, 1959.

3.	The amendment effected by this Certificate of Amendment is as follows:

Sections 6(b) and 6(c) of the Certificate of Incorporation are hereby amended and restated to read in their entirety as follows:

“(b) Prior to the annual meeting of shareholders to be held in 2025 (the “2025 Annual Meeting”), the Board of Directors shall be divided into two classes, designated Class 1 and Class 2, and each class shall consist, as nearly equal in number as possible, of one-half of the number of directors constituting the Board of Directors. Directors with terms expiring at the annual meeting of shareholders to be held in 2024 shall serve out the remainder of their current two-year terms, and they shall stand for re-election to a one-year term at the annual meeting of shareholders to be held in 2024; directors with terms expiring at the 2025 Annual Meeting shall serve out the remainder of their current two-year terms, and they shall stand for re-election to a one-year term at the 2025 Annual Meeting. Until the 2025 Annual Meeting, no decrease in the size of the Board of Directors shall have the effect of removing or shortening the term of any incumbent director. Until the 2025 Annual Meeting, increases and decreases in the size of the Board of Directors will be distributed among the classes so as to render the classes as nearly equal in number as practicable. All directors of the Corporation elected at or after the 2025 Annual Meeting shall be elected for a term expiring at the next annual meeting of shareholders, with each such director to hold office until his or her successor shall be elected and qualified, or his or her death, disability, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director whose term expires at any annual meeting of shareholders prior to the 2025 Annual Meeting shall continue to hold office until the end of the term for which such director was elected, and until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal. Whenever the holders of Serial Preferred Stock issued pursuant to this Restated Certificate of Incorporation or the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issuance of shares of Serial Preferred Stock shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or such resolution or resolutions, as the case may be.

(c) Subject to the rights of the holders of Serial Preferred Stock, if any, any vacancy in the Board of Directors caused by an increase in the number of directors and/or from the removal from office, death, disability, resignation, retirement, disqualification of a director or any other cause may be filled solely by vote of a majority of the Board of Directors then in office; provided, however, that any vacancy created by the removal of a director by shareholders pursuant to subsection (d) of this Section 6 may be filled by action of the shareholders taken at the same meeting at which the vacancy was created; provided, further, that subject to the rights of holders of any other class of stock entitled to vote thereon, any such action shall be taken upon the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock. Any director so elected by the Board of Directors shall hold office until the next annual meeting of shareholders at which the election of directors is in the regular order of business, and until his or her successor has been elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal. Any director so elected by the shareholders shall hold office (i) in the case of any vacancy so filled prior to the 2025 Annual Meeting, for the remaining term of the class in which such vacancy existed, and until his or her successor has been elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal, and (ii) in the case of any vacancy so filled at or after the 2025 Annual Meeting, until the next annual meeting of shareholders, and until his or her successor shall be elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal.”

4.

The Certificate of Amendment was authorized by the vote of the Board of Directors followed by the affirmative vote of the holders of Common Stock and written consent of the holders of Class C Preferred Stock, each in accordance with Section 803 of the New York Business Corporation Law and the Corporation’s Certificate of Incorporation, as amended.

[signature page follows]

IN WITNESS WHEREOF, I have signed this Certificate this 15th day of August, 2023.

MONRO, INC.

By:	/s/ Maureen E. Mulholland
Name:	Maureen E. Mulholland
Title:	Secretary